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Exhibit (12)

Compass Bancshares, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
Three Months Ended March 31, 1995 and 1994

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                                                  Three Months Ended
                                                        March 31
                                             ------------------------------
                                                1995                1994
                                             ----------          ----------
                                                     (in Thousands)
Pretax income                                $  37,500           $  37,239
Add fixed charges:
  Interest on deposits                          65,110              41,613
  Interest on borrowings                        20,540              10,118
  Portion of rental expense representing
    interest expense                               864                 693
                                             ----------          ----------
      Total fixed charges                       86,514              52,424
                                             ----------          ----------
     Income before fixed charges             $ 124,014           $  89,663
                                             ==========          ==========

Pretax income                                $  37,500           $  37,239
Add fixed charges (excluding interest on
 deposits):
  Interest on borrowings                        20,540              10,118
  Portion of rental expense representing
    interest expense                               864                 693
                                             ----------          ----------
      Total fixed charges                       21,404              10,811
                                             ----------          ----------
    Income before fixed charges
      (excluding interest on deposits)       $  58,904           $  48,050
                                             ==========          ==========

Ratio of Earnings to Fixed Charges:
  Including interest on deposits                 1.43x               1.71x
  Excluding interest on deposits                 2.75x               4.44x

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